Exhibit 10.1

CINCINNATI FEDERAL

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment is made effective as of the 22nd day of December 2021 (the “Effective Date”), by and between Cincinnati Federal (the “Employer”) and Gregory W. Meyers (the “Employee”).

WHEREAS, the Employee and the Employer entered into an employment agreement dated May 28, 2013 (the “Agreement”); and

WHEREAS, the Employer and the Employee believe it is in the best interests of the Employer and the Employee (i) to change the extension date of the Agreement to December 31st of each year to allow the Board of Directors to better evaluate Executive’s performance at the same time it evaluates the performance of other employees in order to decide whether or not to renews the term of the Agreement and (ii) to extend the term of the Agreement to December 31, 2024; and

WHEREAS, the terms of the Agreement allow the parties to modify the Agreement by written instrument.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein and such other consideration, the sufficiency of which is hereby acknowledged, the Agreement is hereby amended as follows:

1.            Amendment to Section 2(a) of the Agreement. Section 1 of the Agreement is amended by deleting it in its entirety and replacing it with the following new Section 1:

“1. Employment and Term. The Employee is hereby employed, and the Employee hereby accepts employment, upon the terms and conditions of this Agreement. The term of employment shall be for the period commencing on the date hereof and shall end on December 31, 2024 (the “Term”). Prior to December 31 of each year during the Term, the term of the Agreement maybe be extended each year for a period of one year by the Employer’s Board of Directors (“Board”) at its sole and exclusive discretion, subject to the Employee’s acceptance thereof. Prior to granting any such extension, the Compensation Committee and the Board shall review the Annual Review conducted by the Chief Executive Officer. This Annual Review will include an assessment of goal attainment and a mutual setting of performance goals for at least the next contract year. Such Annual Review by the Compensation Committee shall be noted in the minutes of the meeting of the Board. The Term of this Agreement, together with each extension period, is hereinafter referred to as the “Employment Term.”

2.            Bank Name. Wherever the name “Cincinnati Federal Savings & Loan Association” is used in the Agreement, it shall be replaced with the name “Cincinnati Federal.”

3.            Effect of Amendment. Except and to the extent modified by this Amendment, the provisions of the Agreement shall remain in full force and effect and are hereby incorporated into and made a part of this Amendment.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Cincinnati Federal	Gregory W. Meyers

By:	/s/ Joseph V. Bunke	/s/ Gregory W. Meyers
	Name: Joseph V. Bunke	Signature
Title: President